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                                                                     EXHIBIT 2.3

                                    GUARANTY


     In consideration of the execution of that certain Lease Agreement between Microsoft Corporation, a Washington corporation ("Landlord") as landlord, and Spacelabs Medical, Inc., a California corporation ("Tenant"), as tenant (the "Lease") of even date herewith, affecting premises more particularly described therein and commonly known as 15120 and 15220 N.E. 40th, Redmond, Washington, the undersigned ("Guarantor") hereby guarantees to Landlord, and its successors and assigns, the performance of all obligations of the Tenant under the Lease, including, without limitation, the payment of all rent and other sums payable by Tenant under the Lease, and agrees to pay to Landlord all damages that may arise in consequence of any default by Tenant under the Lease, including, without limitation, all reasonable attorneys' fees incurred by Landlord in connection with any default by Tenant under the Lease or in connection with the enforcement of this Guaranty.

     This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of any suit or proceedings on the Landlord's part against the Tenant or its successors and assigns, and without the necessity of any notice of non-payment, non-performance, or non-observance, or of any notice of acceptance of this Guaranty, or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which Guarantor hereby waives. Guarantor agrees that this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished, or impaired by reason of (i) any failure by Landlord to assert against Tenant or its successors or assigns any right or remedy Landlord may have, (ii) any assignment, renewal, modification or extension of the Lease, (iii) any waiver by Landlord of any term or provision of the Lease, (iv) any bankruptcy or insolvency of Tenant, or its successors or assigns, or (v) any dealings or transactions between Landlord and Tenant, whether or not Guarantor has consented to or received notice of any of the foregoing.

     Dated: September 12, 2001.


                                            SPACELABS MEDICAL, INC., a Delaware
                                            corporation


                                            By
                                               --------------------------------